Exhibit 21.1

Subsidiaries of Nikola Corporation

Subsidiary	Jurisdiction

Nikola Subsidiary Corporation	Delaware

Nikola Motor Company, LLC	Arizona

Nikola Powersports, LLC	Arizona

Nikola Energy Company, LLC	Arizona

Nikola Thunderbird LLC	Arizona

Nikola Gmbh	Germany

Nikola Energy GmbH	Germany

Nikola Iveco Europe Gmbh	Germany*

Romeo Power, Inc.	Delaware

Nikola Phx Hub Holdings, LLC	Delaware

Nikola Properties, LLC	California

Nikola Truck Manufacturing Corporation	Delaware

Nikola Cash Holdings, LLC	Arizona

Nikola Motor Canada, Inc.	Alberta, CA

*Nikola Corporation holds a 50% interest in Nikola Iveco Europe Gmbh.